Exhibit 99.1

Greektown Holdings, L.L.C.
Consolidated Financial Statements as of and for the year ended
December 31, 2018 and Independent Auditors' Report

GREEKTOWN HOLDINGS, L.L.C.

Report of Independent Auditors

Greektown Holdings, L.L.C.
We have audited the accompanying consolidated financial statements of Greektown Holdings, L.L.C., which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, member’s equity, and cash flow for the year then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greektown Holdings, L.L.C. at December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Detroit, Michigan
July 23, 2019

GREEKTOWN HOLDINGS, L.L.C.
CONSOLIDATED BALANCE SHEET
As of December 31, 2018

(in thousands)	2018
Assets
Current Assets:
Cash and cash equivalents	$49,296
Accounts receivable, net of allowance for doubtful accounts of $20	3,216
Other currents assets	17,522
Due from affiliates	535
Total current assets	70,569
Land, buildings, and equipment, net	329,579
Due from affiliates	3,280
Deferred charges and other assets	797
Goodwill	81,151
Other intangible assets	177,700
Total assets	$663,076
Liabilities and Member's Equity
Current Liabilities:
Accounts payable	$4,957
Accrued expenses	15,869
Due to affiliates	1,578
Interest payable	59
Current portion of loans payable	4,000
Current portion of capital leases	130
Total current liabilities	26,593
Long-term liabilities:
Loans payable, net of deferred financing costs	380,159
Capital leases	4,078
Other liabilities	1,063
Total liabilities	411,893
Total member’s equity	251,183
Total liabilities and member’s equity	$663,076
See notes to consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2018

(in thousands)	2018
Revenues:
Casino	$290,973
Food and beverage	22,705
Rooms	18,062
Retail, parking, and other	6,448
Less: casino promotional allowance	(11,372)
Net revenues	326,816
Operating expenses:
Direct:
Casino	145,331
Food and beverage	16,797
Rooms	8,243
Retail, parking, and other	5,490
General and administrative	60,679
Management fees	10,822
Gain on disposal of assets	(38)
Depreciation and amortization	26,006
Total operating expenses	273,330
Operating income	53,486
Other income (expense):
Other income	8
Interest expense, net of interest capitalized	(21,829)
Total other expense	(21,821)
Net income	$31,665
See notes to consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
CONSOLIDATED STATEMENT OF MEMBER’S EQUITY
For the year ended December 31, 2018

(in thousands)	Additional Paid-in Capital	Member’s Equity	Total Member’s Equity
Balance - January 1, 2018	$255,188	$(35,957)	$219,231
Proceeds on asset sale to member in excess of carrying value	—	287	287
Net income	—	31,665	31,665
Balance - December 31, 2018	$255,188	$(4,005)	$251,183
See notes to consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the year ended December 31, 2018

(in thousands)	2018
Cash flows provided by operating activities:
Net income	$31,665
Adjustments to reconcile net income to cash flows:
Depreciation and amortization	26,006
Amortization of net discount on debt in interest expense	1,791
Gain on disposal of assets	(38)
Changes in assets and liabilities:
Decrease in receivables - net	584
Decrease in other current assets	1,337
Decrease in other long-term assets	686
Decrease in accounts payable	(1,344)
Decrease in accrued expenses	(409)
Increase in due from/to affiliates	1,707
Decrease in other liabilities	(122)
Net cash flows provided by operating activities	61,863
Cash flows used in investing activities:
Proceeds from the sale of assets	38
Proceeds from the sale of assets to related party	463
Additions of building improvements and equipment	(21,662)
Net cash flows used in investing activities	(21,161)
Cash flows used in financing activities:
Debt repayments	(19,000)
Proceeds from the sale of assets to member in excess of carrying value	287
Net cash flows used in financing activities	(18,713)
Net increase in cash and cash equivalents	21,989
Cash and cash equivalents - Beginning of year	27,307
Cash and cash equivalents - End of year	$49,296

Supplemental non-cash investing information:
Capitalized interest expense	$188
Capital expenditures included in accounts payable and accruals	$5

Supplemental other financing information:
Cash paid for interest	$20,298
See notes to consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018
NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS
Greektown Holdings, L.L.C. (together with its subsidiaries, known as "Greektown Holdings" or "the Company") was formed in September 2005 as a limited liability company. Greektown Holdings owns Greektown Casino, L.L.C. ("Greektown Casino") which is principally engaged in the operation of a casino gaming facility and hotel, known as Greektown Casino-Hotel that opened on November 10, 2000, within the city of Detroit. Greektown Casino operates under a license granted by the Michigan Gaming Control Board ("the MGCB") and the terms of a development agreement between Greektown Casino and the city of Detroit ("the Development Agreement").
Greektown Holdings is solely owned by Greektown Mothership LLC ("Greektown Mothership"). Greektown Mothership is the subsidiary of Athens Acquisition LLC ("Athens" or "Member"), DG Athens LLC and Hermelin Athens LLC. Daniel Gilbert is the principal owner of both Athens and DG Athens LLC.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of its wholly-owned subsidiaries after elimination of all intercompany balances and transactions. The Company consolidates into its financial statements the accounts of all wholly-owned subsidiaries and any partially-owned subsidiary that it has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method and investments in affiliates of 20% or less are accounted for using the cost method.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Concentrations of Risk
As of December 31, 2018, 1,303 of the Company's employees were covered by collective bargaining agreements, including a majority of the Company's hourly staff. The Detroit Casino Counsel union ("DCC") represents 1,212 union members. The Company, along with the DCC, ratified a five-year labor agreement in 2015. As of December 31, 2018, 91 of the Company's employees were represented by the International Union, Security, Police and Fire Professionals of America ("SPFPA"). The Company, along with the SPFPA, ratified a five-year labor agreement in 2016.
Cash and Cash Equivalents
Cash and cash equivalents are liquid investments with maturities of less than three months from the date of the purchase and are stated at the lower of cost or net realizable value. Throughout the year, cash and cash equivalents may exceed the insurance limits mandated by the Federal Deposit Insurance Corporation.
Accounts Receivable
The Company's accounts receivable primarily consist of casino and building lessees' accounts receivable, hotel and related party receivables. Business or economic conditions or other significant events could affect the collectability of these accounts receivable. An allowance for doubtful accounts is determined to reduce the Company's accounts receivable to their carrying value, which approximates fair value. The allowance is estimated using specific reserves and applying percentages to aged accounts receivable based on historical collection rates, customer relationships and current economic conditions. The allowance for doubtful accounts at December 31, 2018 was $20,000. Accounts receivable are written off when management determines that an account is uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received.

Other Current Assets
Other current assets mainly include various prepayments and inventories. Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of average cost or net realizable value. Prepaid expenses consist of payments made for items to be expensed over future periods. As of December 31, 2018, other current assets consisted of the following (in thousands):

2018
Annual MGCB regulatory fee	$9,764
Annual municipal service fee	3,433
Insurance	1,859
Inventory	751
Union bonuses	708
IT maintenance	414
Marketing	314
Other	279
$17,522
Land, Buildings and Equipment
Land, buildings and equipment are stated at historical cost, including capitalized interest on funds used to finance construction calculated at the borrowing rate applicable to the Company's long-term debt.
The Company capitalizes direct and indirect construction and development costs, including interest, insurance and other costs directly related and essential to the acquisition, development or construction of long-lived assets. Construction and development costs are capitalized while substantial activities are ongoing to prepare the assets for their intended use. The Company utilizes a threshold of $5,000 when considering items for capitalization.
Effective January 1, 2018, the Company changed its estimate of the useful lives of furniture, fixtures and equipment, and building improvements. This change in estimate resulted from the Company's evaluation of these assets and the conclusion, that based on recent experience, these assets consistently have a different life than previously estimated. The Company's estimated useful life of furniture, fixtures and equipment was changed from 3 to 5 years to 2.5 to 20 years and building improvements' estimated useful life was changed from 3 to 35 years to 5 to 40 years to better reflect the estimated periods during which these assets will remain in service. The change in useful lives has been accounted for as a change in accounting estimate and will be applied to all new furniture, fixtures and equipment, and building improvements. This change in estimate will also be applied prospectively to the remaining carrying amounts of these assets. The effect of this change in estimate increased depreciation expense by $4,352,000 and decreased net income by $4,352,000 for the year ended December 31, 2018.
Depreciation is provided using the straight-line method over the shorter of the estimated useful life of the asset or the related reasonably assured lease term, as follows:

Land improvements	12 years
Buildings and improvements	5 to 40 years
Furniture, fixtures and equipment	2.5 to 20 years
Upon retirement or sale, the cost of assets disposed and their related accumulated depreciation are removed from the Company's accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are expensed when incurred while improvements are capitalized. The total amount expensed for maintenance and repairs for the year ended December 31, 2018 was $2,801,000.
The Company reviews the carrying value of land improvements, buildings and improvements and furniture, fixtures and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. If undiscounted expected future cash flows are less than the carrying value, an impairment loss would be recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by the Company in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. If an asset is currently under development, future cash flows include remaining construction costs.

The Company had no impairment of land, buildings and equipment during the year ended December 31, 2018.
Goodwill and Other Intangible Assets
Goodwill consists of the excess of the purchase price over the fair value of net assets acquired. The Company had $81,151,000 recorded as goodwill as of December 31, 2018.
Other intangible assets consist of casino development rights. Casino development rights are indefinite-lived intangible assets and are not amortized. The Company has $177,700,000 recorded as indefinite-lived intangible assets (other than goodwill) as of December 31, 2018 and $0 recorded as definite-lived intangible assets as of December 31, 2018.
On the first day of the fourth quarter of each year, the Company performs an annual assessment for impairment of goodwill and other indefinite-lived intangible assets, or between annual tests if there is an indication of impairment. All other intangible assets are amortized on a straight-line basis over their estimated useful lives and are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no goodwill or other intangible asset impairments during the year ended December 31, 2018.
Loyalty Program
Greektown Casino sponsors a players club for its repeat customers. Members of the club earn points and complimentaries for playing Greektown Casino's electronic gaming devices and table games.
Club members may redeem points for cash and may also earn special coupons or awards, as determined by Greektown Casino. The Company estimates the cash value of points earned by club members and recognizes a related liability for any unredeemed points. The Company has adopted the provisions of Accounting Standards Codification ("ASC") 605, "Revenue Recognition." Accordingly, Greektown Casino has recognized the cash value of points earned as a direct reduction in casino revenue. For the year ended December 31, 2018, the value of points earned was $6,592,000.
Club members may redeem complimentaries for various items, including bonus play, food, nonalcoholic beverages and hotel rooms, as determined by Greektown Casino. The Company estimates the cash value of the complimentaries earned by club members and recognizes a related liability for any unredeemed complimentaries. The cost of complimentaries related to bonus play is recorded as a direct reduction in Casino revenue and the cost of complimentaries related to food, nonalcoholic beverages, and hotel rooms are recorded in Casino expense in the accompanying Statement of Operations.
Preferred Equity
On April 25, 2017, Greektown Mothership LLC issued 2,500 new preferred units to DG Athens LLC, at a price equal to $10,000 per unit for a total investment of $25,000,000 with a preferred return of 8.0% per annum, capitalized on an annual basis. Greektown Mothership LLC subsequently contributed the $25,000,000 to the Company.
On August 11, 2017, the Company distributed $6,000,000 to Greektown Mothership, which in turn redeemed approximately 539 preferred units from DG Athens and 1 preferred unit of Hermelin Athens LLC, a minority owner, at a price equal to $10,000 per unit, plus a preferred return of $600,000 totaling $6,000,000.
On December 5, 2017, the Company distributed $9,000,000 to Greektown Mothership, which in turn redeemed approximately 848 preferred units from DG Athens LLC and 2 preferred units of Hermelin Athens LLC, at a price equal to $10,000 per unit, plus a preferred return of a $498,000 totaling $9,000,000.
Revenue Recognition and Promotional Allowance
Casino revenues include revenue from gaming related activities, such as table games, slot machines, and poker. Casino revenues are measured by the aggregate net difference between gaming wins and losses with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers' possession.
Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. The Company accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of gaming revenue.
Food and beverage, room, retail, parking and other revenues are recognized when services are performed. The retail value of food and beverage and other services provided by the casino directly and furnished to casino guests without charge is included in gross revenue and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowance is included primarily in Casino expenses in the accompanying Consolidated Statement of Operations.
Estimated Retail Value of Casino Promotional Allowance (in thousands):

Year ended December 31, 2018
Food and beverage	$8,224
Rooms	3,148
$11,372
Estimated Cost of Providing Promotional Allowance (in thousands):

Year ended December 31, 2018
Food and beverage	$9,539
Rooms	1,740
$11,279
Advertising
The Company expenses the production costs of advertising the first time the advertising takes place. The costs associated with such advertising activities are classified as General and administrative expenses in the accompanying Consolidated Statement of Operations. Advertising expense for the year ended December 31, 2018 was $4,137,000.
Gaming and Other Taxes
The Company is subject to state and local gaming taxes based on gross gaming revenue in the jurisdiction in which it operates. The Company recognizes gaming tax expense based on the statutorily required percentage of revenue that must be paid to state and local jurisdictions. The Company records gaming tax expense at the Company's 19% gaming tax rate on adjusted gross daily gaming revenue. Municipal services fees are recorded at an amount equal to or greater of 1.25% of adjusted gross gaming receipts or $4,000,000 annually. Both of these taxes are recorded in Casino expenses in the accompanying Consolidated Statement of Operations. Gaming taxes for the year ended December 31, 2018 was $70,927,000.
The Company is required to pay a daily fee to the city of Detroit in the amount of 1.0% of adjusted gross receipts, increasing to 2.0% of adjusted gross receipts if adjusted gross receipts exceed $400,000,000 in any one calendar year. In addition, if and when adjusted gross receipts exceed $400,000,000, the Company will be required to pay $4,000,000 to the city of Detroit. Adjusted gross receipts did not exceed $400,000,000 during the calendar year ending 2018.
Income Taxes
The Company is a "disregarded entity" for federal and state income tax purposes. The accompanying financial statements do not include a provision for income taxes since any income or loss allocated to the Member is reportable for income tax purposes by the Member. The Company's income tax return and the amount of allocable income are subject to examination by federal and state taxing authorities. If an examination results in a change to the Company's income, the Member's tax may also change.
Fair Value of Financial Instruments
Fair value measurements affect the Company's accounting and impairment assessments of assets acquired in acquisitions, goodwill and other intangible assets. Fair value measurements also affect the accounting for certain financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy described in Note 3, "Fair Value Measurements."
The fair value of cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximates carrying value due to the short-term nature of these financial instruments.
New Accounting Standards Updates

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers." ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled to in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows is also required. ASU 2014-09 was further amended by several ASUs for which the Company was affected. These ASUs included 2015-14, which deferred the effective date of ASU 2015-09 for one year, ASU 2016-10 which clarified guidance related to identifying performance obligations and licensing implementation guidance contained in the new revenue recognition standard and ASU 2016-20 which represented a variety of minor corrections or minor improvements to the new revenue recognition standard. ASU 2014-09, as amended by ASU 2015-14, is effective for fiscal years beginning after December 15, 2018. The Company is continuing to evaluate the effect of ASU 2014-09, both internally and through following the industry working group. The Company anticipates that the adoption of this standard will principally affect (1) the presentation of promotional allowances within net revenue, (2) how liability associated with our Loyalty Program is measured, and (3) the classification and measurement of revenues and expenses between gaming; food, beverage and other. Additionally, subsequent to the adoption of the new revenue standard, food, beverage and other services furnished to guests on a complimentary basis will be measured at the estimated standalone selling prices and included as revenues within food, beverage, and other; as appropriate, in the Consolidated Statement of Operations.
In February 2016, the FASB issued ASU 2016-02, "Leases." ASU 2016-02 requires management to recognize lease assets and lease liabilities on the balance sheet. Additional quantitative and qualitative disclosure to enhance the understanding of the amount, timing, and uncertainty of cash flows arising from leases is also required. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company has not yet determined the effect that ASU 2016-02 will have on its results of operations, balance sheets or financial statement disclosures.
In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) and in November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash." ASU 2016-15 addresses specific cash flow classification issues including: debt prepayment or debt extinguishment costs; settlement of zero-coupon or similar debt instruments; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; distributions received from equity method investees; and separately identifiable cash flows and application of the predominance principle. ASU 2016-18 requires restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Both ASU 2016-15 and ASU 2016- 18 are effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. The Company anticipates that the adoption of these standards will not have a material impact on its results of operations and balance sheets other than the presentation on the cash flow statements.
In June 2016, the FASB issued ASU 2016-13, "Account for Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. In November 2018, ASU 2016-13 was amended by ASU 2018-19, "Codification Improvements to Topic 326, Financial Instruments - Credit Losses." ASU 2018-19 changes the effective date of the credit loss standards (ASU 2016-13) to fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Further, the ASU clarifies that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842. The Company has not yet determined the effect that ASU 2018-19 will have on its results operations, balance sheets or financial statement disclosures.
In August 2018, the FASB issued ASU 2018-15, "Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract." ASU 2018-15 requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. ASU 2018-15 is effective for annual periods beginning after December 15, 2020 and interim periods in annual periods beginning after December 15, 2021. The Company has not yet determined the effect that ASU 2018-15 will have on its results operations, balance sheets or financial statement disclosures.
NOTE 3 - FAIR VALUE MEASUREMENTS

The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. ASC 820, "Fair Value Measurements and Disclosures," establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

◦	Level 1: Observable inputs, such as, quoted prices in active markets for identical assets or liabilities.

◦
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets, such as interest rates and yield curves that are observable at commonly quoted intervals.

◦	Level 3: Unobservable inputs that reflect the reporting entity's own assumptions, as there is little, if any, related market activity.
NOTE 4 - LAND, BUILDINGS AND EQUIPMENT, NET
Land, building, and equipment, net, as of December 31, 2018 consisted of the following (in thousands):

2018
Land and land improvements	$18,811
Buildings and improvements	325,011
Furniture, fixtures, and equipment	99,820
Capital leases	3,447
Construction in process	4,177
451,266
Less: accumulated depreciation	(121,383)
Less: accumulated amortization on capital leases	(304)
Land, buildings and equipment, net	$329,579
Depreciation expense includes amortization of property under the capital lease, which is included within the accompanying Consolidated Statement of Operations. Depreciation expense for the year ended December 31, 2018 was $25,145,000.
NOTE 5 - GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets as of December 31, 2018 consisted of the following (in thousands):

	December 31, 2018
	Remaining Useful Life	Gross Carrying Amount	Cumulative Impairment Charges	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names	—	$14,200	$(4,590)	$(9,610)	$—
Rated player relationships	—	17,700	—	(17,700)	—
		$31,900	$(4,590)	$(27,310)	$—
Non-amortizing intangible assets
Goodwill	Indefinite				$81,151
Casino development rights	Indefinite				177,700
					$258,851
Amortization expense, which is included in Depreciation and amortization expense within the accompanying Consolidated Statement of Operations, for the year ended December 31, 2018 was $861,000. Amortization expense also includes the amortization of the leasehold liability.
No impairments were identified for the year ended December 31, 2018.

NOTE 6 - ACCRUED EXPENSES
Accrued expenses as of December 31, 2018 consisted of the following (in thousands):

2018
Payroll and other compensation	$8,837
Loyalty program	1,948
Progressive liability	1,633
Taxes	966
Deposits and customer funds liability	773
Marketing	517
Other accruals	1,195
$15,869
NOTE 7 - LONG-TERM DEBT
The following table presents the Company's outstanding debt as of December 31, 2018 (in thousands):

		Rate at December 31,	Book Value as of December 31,
	Maturity	2018	2018
Senior Financing (secured):
Term Loan	2024	5.27%	$384,159
Revolver	2022	Variable	—
Total loans payable			384,159
Current portion of loans payable			(4,000)
Long-term loans payable			$380,159

Financing Obligations:
Capital leases	2036	—	$4,208
Total financing obligations			$4,208
Current portion of financing obligations			(130)
Long-term financing obligations			$4,078
Revolving Loan Facility Classification
Borrowings under revolving loan facilities are classified as current or long-term based on the maturity date of the facility.
As of December 31, 2018, the book value of the term loan is presented net of deferred financing costs and discounts of$9,841,000. Deferred financing costs of $338,000 associated with the Revolver are included in Deferred charges and other assets at December 31, 2018. Amortization of the Term Loan and Revolver deferred financing costs are calculated under the effective interest rate and straight line methods, respectively, and are included in Interest expense, net of interest capitalized in the accompanying Consolidated Statement of Operations.
On April 25, 2017, the Company entered into a credit agreement ("Credit Agreement"), summarized as follows:

◦
$400,000,000 first lien term loan ("Term Loan"), with a maturity date of April 25, 2024, and an interest rate of 2.0% above the bank's alternative base rate or 3.0% above LIBOR, with a reduction to 2.75% above LIBOR after 0.50x deleveraging. There are quarterly installment payments of $1.0 million of principal, which began on September 30, 2017.

◦
$50,000,000 revolving loan facility ("Revolver") with a maturity date of April 25, 2022. The Revolver may be borrowed either as an ABR loan with an interest rate of 2.0% above the bank's alternative base rate or a Eurocurrency loan with an interest rate of 3.0% above LIBOR. There is an unused commitment fee of 0.5% per annum. Interest and unused commitment fees are payable quarterly.

Capital Leases
The Company leases and subleases certain portions of its owned or leased facilities under non-cancelable operating leases. Rental income under these leases, recorded within Retail, parking and other revenue on the Consolidated Statement of Operations, for the year ended December 31, 2018 was $700,000.
At December 31, 2018, future minimum rental payments required under non-cancelable leases with initial or remaining lease terms in excess of one year and lease and rental income, inclusive of a related party leasing arrangement discussed further in Note 10, "Related Party Transactions," were as follows (in thousands):

	Capital Lease Payments	Lease Income
Years ending December 31:
2019	$394	$704
2020	394	711
2021	394	697
2022	394	581
2023	394	585
Thereafter	5,094	2,872
Minimum lease payments	7,064	$6,150
Less amount representing interest	(2,856)
Total present value of net minimum obligation under capital lease (current and noncurrent) payments	4,208
Less obligation under capital lease - current portion payments	(130)
Net present value of minimum capital lease payments: Obligation under capital lease noncurrent portion	$4,078
Certain leases include escalation clauses relating to the Consumer Price Index, utilities, taxes and other operating expenses. The Company will receive additional rental income in future years based on those factors that cannot currently be estimated.
NOTE 8 - COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is subject to various legal and administrative claims and proceedings related to personal injuries, employment matters and other matters arising in the normal course of business. The Company does not believe that the outcome of these matters will have a material adverse effect on the Company's financial condition or results of operations. The Company maintains what it believes is adequate insurance coverage to further mitigate the risk of most such claims and proceedings. However, such claims and proceedings can be costly, time consuming and unpredictable and, therefore, no assurance can be given that the outcome of such claims and proceedings may not materially impact the Company's financial condition or results of operations. In addition, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

NOTE 9 - MICHIGAN GAMING CONTROL BOARD COVENANT
On April 25, 2017, the MGCB approved Greektown Holdings' financing. The MGCB's approval order ("the Order") provides that the Company and Greektown Casino (the "Greektown Entities") must demonstrate its continuing financial viability for as long as any indebtedness is outstanding under the Revolver and the Term Loan by complying with a minimum fixed charge coverage ratio maintenance covenant or a minimum of unfunded available cash.
Fixed Charge Coverage Ratio
The Order requires the Greektown Entities to maintain a ratio of earnings before interest, taxes, depreciation, and amortization ("EBITDA") to fixed charges (each as defined below) on the last day of each calendar quarter of not less than 1.05 to 1.00 ("Fixed Charge Coverage Ratio").
The Fixed Charge Coverage Ratio is measured on a trailing 12-month basis. The Order defines the ratio as the following:
(1)EBITDA for the measurement period then ending
to
(2)Fixed Charges (defined below) for the measurement period
For purposes of the Order, EBITDA means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income, the following:
(1)Depreciation and amortization expense for such period
(2)Impairment and asset write-off expense for such period
(3)Interest expense, whether paid or accrued, for such period
(4)All income taxes for such period
(5)Any gains or losses for such period
(6)Net after-tax gains or losses for such period
(7)Asset advisory and services agreement fees and expenses for such period
(8)Ownership transition and termination benefit expense incurred prior to consummation of debt transaction
Fixed Charges means, for any period, the sum, without duplication, of the following:
(1)Interest expense for such period
(2)Principal payments on funded debt, excluding repayment of advances under the Revolver, for such period
(3)Distributions paid in cash for such period
(4)Unfinanced capital expenditures for such period
(5)Fees and expenses related to the asset advisory and services agreement
(6)All capitalized rent and lease expense for such period
(7)Income taxes payable in cash
If the Greektown Entities does not meet the requirements of the Fixed Charge Coverage Ratio, as defined, the Order requires the Company to possess more than $35,000,000 in Available Cash (defined below) ("Minimum Cash Requirement").
Available Cash means, for any period, unfinanced cash, minus accrued interest for such period, plus the amount available under the Revolver.

If the Greektown Entities fail to comply with these requirements and is not able to obtain a waiver from the MGCB, it could be subject to additional restrictions on its ability to operate its casino business, fines, and suspension or revocation of its gaming license. The revocation of the Company's gaming license or its suspension for more than a short time could result in an event of default under the Credit Agreement governing the Revolver and the Term Loan and could materially adversely affect or eliminate the Company's ability to generate revenue from its casino operations.
For the year ended December 31, 2018, the Greektown Entities was in compliance with the Fixed Charge Coverage Ratio.
NOTE 10 - RELATED PARTY TRANSACTIONS
The Company entered into certain business transactions with entities related to the Member and other related parties. Such transactions include but are not limited to shared team members and shared administrative services. Certain due from or due to affiliates balances recorded on the Consolidated Balance Sheet are presented net as a valid right of offset exists.
Asset Advisory Fee

In 2014, the Company entered into an asset advisory services agreement with Jack Entertainment LLC ("JACK"), a company owned by a trust established by Daniel Gilbert. In connection with and as a condition of consummation of the Credit Agreement (refer to Note 7, "Long Term Debt"), a subordination of the asset advisory and services agreement was entered into with JACK. In the first quarter of 2017 the asset advisory services agreement monthly charge was calculated as 1% of net revenues. In 2017, the Company amended the asset advisory services agreement with JACK to change the monthly fee to 2% of the Company's monthly net revenues, as defined in the agreement, plus 5% of the Company's monthly earnings before interest, taxes, depreciation, and amortization, as defined in the agreement. Additionally under the terms of the agreement, JACK is able to bill for incremental executive and professional service fees. The asset advisory fee and executive and professional fees were recorded within Management fees and General and administrative expenses on the Consolidated Statement of Operations, respectively. For the year ended December 31, 2018, total asset advisory fees and professional service fees were as follows (thousands):

2018
Asset advisory fee	$10,822
Professional service fees	$3,739
Reimbursements
The asset advisory services agreement also enabled JACK to engage in various transactions on behalf of the Company. The Company reimburses JACK for these centrally-paid costs. The amount owed to JACK for centrally-paid costs was $884,000 as of December 31, 2018, and is included in Due to affiliates in the accompanying Consolidated Balance Sheet. As of December 31, 2018, $0 of executive and professional fees are included in Due to affiliates on the accompanying Consolidated Balance Sheet.
Greektown Casino has paid legal and marketing costs related to the Acquisition (as defined and discussed in Note 12, "Subsequent Events"), on behalf of Greektown Mothership. The amount owed from Greektown Mothership at December 31, 2018 is $109,000 and is included in Due from affiliates - current in the accompanying Consolidated Balance Sheet.
Lease Revenue
In 2016, the Company executed agreements with JACK to lease certain office space. For the year ended December 31, 2018, lease revenue was $288,000, and has been included within Retail, parking and other revenues on the Consolidated Statement of Operations. Included in the lease agreements is a total tenant allowance for $6,600,000, of which $2,500,000 was related to facility infrastructure improvements and, as such, is included in Land, building, and equipment of the Company in accordance with ASC 840, "Leases." In addition, the Company will recoup $4,100,000 of the tenant allowance through the lease payments from JACK. As of December 31, 2018, $3,280,000 of tenant allowance was included in Due from affiliates - long term. As of December 31, 2018, $273,000 of tenant allowance was included in Due to affiliates in the accompanying Consolidated Balance Sheet.
Intellectual Property Sale
In December 2018, the Company sold intellectual property and related rights and obligations to Athens for $750,000. The net book value of the asset sold was $463,000. As the proceeds received by the company exceeded the net book value such excess is reflected as a contribution from the member given the common control relationship.
NOTE 11 - EMPLOYEE BENEFIT PLAN
The Company maintains a defined contribution retirement plan for all employees with certain eligibility requirements as outlined in the plan document. Participants may contribute to the plan up to annual limits by the Internal Revenue Service. The Company contributes to the plan to match a portion of the employee contributions. For the year ended December 31, 2018, the Company made contributions of $2,071,000.
NOTE 12 - SUBSEQUENT EVENTS
On May 23, 2019 (the "Closing Date"), Penn National Gaming, Inc. ("Penn"), a Pennsylvania corporation, acquired the membership interests of Greektown Holdings for an aggregate purchase price of approximately $300,000,000, subject to certain closing adjustments, pursuant to a transaction agreement among Penn Tenant III, LLC, a wholly-owned subsidiary of Penn ("OpCo Buyer"), VICI Properties L.P., a wholly-owned subsidiary of VICI Properties Inc. ("VICI"), and Greektown Mothership (the "Acquisition"). Immediately prior to the Acquisition, the Company sold the land and real estate assets relating to Greektown Casino to a subsidiary of VICI for an aggregate sales price of approximately $700,000,000. On the Closing Date, OpCo Buyer and VICI entered into a triple net lease agreement for the land and real estate assets used in the operations of Greektown Casino having an initial annual rent of $55,555,555 and an initial term of 15 years, with four five-year renewal options.
The Company, along with the United Government Security Officers of America Local 265 (the "UGSOA"), ratified a five-year labor agreement in March 2019. As of March 31, 2019, 13 of the Company's employees were represented by the UGSOA.
On May 14, 2019, the Company completed the sale of real estate to Monroe Street Company LLC, a related party, for a contract sales price of $1,000,000.
Management has evaluated subsequent events through July 23, 2019, the date the financial statements were available to be issued. Other than the items discussed above, there were no events identified that require recognition or disclosure in these financial statement or accompanying notes thereto.